As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-225175
Registration No. 333-223224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3 REGISTRATION STATEMENT NO. 333-225175
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3 REGISTRATION STATEMENT NO. 333-223224

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pandora Media, LLC

(as successor to Pandora Media, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3352630 (I.R.S. Employer Identification Number)

2100 Franklin Street, Suite
Oakland, CA 94612
(510) 451-4100

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Patrick L. Donnelly
Secretary
2100 Franklin Street, Suite 700
Oakland, CA 94612
(510) 451-4100

(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

With copies of all notices, orders and communications to:

Eric Swedenburg
Ravi Purushotham
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (each a “Registration Statement,” and collectively, the “Registration Statements”), originally filed by Pandora Media, LLC, as successor to Pandora Media, Inc. (“Pandora”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-225175), filed with the SEC on May 24, 2018; and

•	Registration Statement on Form S-3 (No. 333-223224), filed with the SEC on November 2, 2017.

These Post-Effective Amendments are being filed in connection with the closing on February 1, 2019 of the transactions contemplated by the Agreement and Plan of Merger and Reorganization by and among Pandora, Billboard Holding Company Inc., a Delaware corporation and a wholly-owned subsidiary of Pandora (“New Holding Company”), Billboard Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Holding Company, Sirius XM Holdings Inc., a Delaware corporation (“Sirius XM”), White Oaks Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Sirius XM, and Sirius XM Radio Inc., a Delaware corporation and wholly-owned subsidiary of Sirius XM, dated September 23, 2018 (as may be amended from time to time, the “Merger Agreement”). On February 1, 2019, through a series of transactions set forth in the Merger Agreement, Pandora became an indirect wholly-owned subsidiary of Sirius XM.

As a result of the closing of the transactions contemplated by the Merger Agreement, Pandora has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Pandora in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offerings, Pandora hereby removes and withdraws from registration all securities of Pandora registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on this February 1, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

Pandora Media, LLC (as successor to Pandora Media, Inc.)

By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Secretary